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                                                                    EXHIBIT 99.1




FINAL





Bruce L. Connery                                 FOR RELEASE:  November 23, 1997
205 325 3898

Thomas W. Barker, Jr.
205 325 3586



                SONAT ANNOUNCES ACQUISITION OF ZILKHA ENERGY

        BIRMINGHAM, Ala. -- Sonat Inc. announced today that it has entered into a definitive merger agreement with Zilkha Energy Company pursuant to which Zilkha will be acquired by Sonat in a share-for-share exchange. The terms of the merger agreement provide for Sonat to issue shares of its common stock having a value of $1.04 billion. In addition, Sonat will assume debt and other obligations which will bring the total consideration in the merger to $1.3 billion.

        The merger is expected to be accretive to Sonat's 1998 per share earnings and cash flow, and will be accounted for on a pooling-of-interests basis.

        Zilkha, a privately-owned oil and gas company headquartered in Houston, has achieved an impressive growth record primarily as a result of an active drilling program in the Gulf of Mexico and a high exploratory success rate. Since 1992, Zilkha has drilled 79 gross exploratory wells in the Gulf with a success ratio of 66 percent and a weighted average finding

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cost of $.87 per thousand cubic feet of natural gas equivalent (Mcfe). Over this period, Zilkha has increased its production at a compound annual growth rate of 68% to 79 billion cubic feet of natural gas equivalent
(Bcfe) in 1997, its total proved reserves at a compound annual growth rate of 49% to 415.3 Bcfe at July 1, 1997, and its discretionary cash flow at a compound annual growth rate of 98% to an estimated $170 million in 1997. At the same time, Zilkha has accumulated the industry's largest net leasehold position in the shallow waters of the Gulf of Mexico with interests in 421 federal lease blocks of which 75 percent covering 1.4 million acres are undeveloped. Zilkha also has approximately 61,000 square miles of 3D seismic data covering a significant portion of the shelf and deep water acreage in the Gulf of Mexico. (A map of Sonat's and Zilkha's Gulf of Mexico acreage can be viewed at www.newscom.com or obtained by calling 205-325-3585.)

        Ronald L. Kuehn, Jr., chairman and chief executive officer of Sonat, said that the acquisition of Zilkha makes Sonat the sixth largest U.S. independent oil and gas company with a balanced portfolio of properties located both onshore and in the Gulf of Mexico. "Not only does this acquisition provide us with a better strategic and growth-potential balance between offshore and onshore, but it will also accelerate our shift to increased exploration activity. By combining Zilkha's impressive prospect inventory in one of the most active and promising domestic E&P plays with Sonat's substantial financial resources, we can move forward quickly to

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drill the wells necessary to exploit these opportunities. This acquisition is another step toward our longer range objective to become one of the three leading independent oil and gas producers in North America."

        Donald G. Russell, chairman and chief executive officer of Sonat Exploration, said that Zilkha offers the best opportunity for significant reserve additions and production growth in the Gulf of Mexico that he has seen in years and is a perfect balance to the high potential onshore areas that heretofore have been the backbone of Sonat Exploration's growth. Russell said that he expects to keep the Zilkha management team and organization intact, and intends to merge Sonat's current Gulf of Mexico operation into the more extensive Zilkha unit.

        The transaction is subject to, among other things, customary federal antitrust review, registration of the shares issuable in the merger under the Securities Act of 1933, and, pursuant to the rules of the New York Stock Exchange, the approval of Sonat's shareholders. It is expected that the shareholders meeting will be held during the first quarter of 1998 and the transaction will be closed promptly thereafter. When the merger is completed, Selim Zilkha and Michael Zilkha will join the Sonat Board of Directors.

        Sonat, headquartered in Birmingham, Alabama, is one of the largest independent oil and gas producers in the U.S., is the principal operator of natural gas interstate pipelines in the Southeast, and is one of the nation's largest natural gas and power marketers. Sonat Exploration, Sonat's

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Houston-based oil and gas subsidiary, has 2.1 trillion cubic feet of proved natural gas equivalent reserves, all of which are located in the United States, principally onshore in the states of Louisiana, Texas, Oklahoma, Arkansas and Alabama. Sonat Exploration also has interests in 53 producing blocks in the Gulf of Mexico. Sonat Exploration s 1997 production is expected to approximate 245 Bcfe.

        Sonat was advised by Merrill Lynch & Co. with regard to the transaction and Zilkha was advised by Goldman Sachs & Co.

        Statements made in this press release that are forward-looking in nature are intended to be forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are intended to be identified by the words believe, expect, anticipate and similar expressions.

        Although Sonat believes the expectations described in such forward-looking statements are reasonable, the actual results of the combined company could differ materially from those currently anticipated.

        Factors that could cause results to differ materially include changes in industry conditions and demand and prices for oil and gas, the timing of drilling of new prospects, the ability of Sonat to successfully identify and complete current prospects, variation in actual production results from that estimated in existing reserve data, Sonat's ability to achieve the strategic benefits described above, the successful integration of Zilkha's operations with those of Sonat, regulatory changes affecting exploration activities and higher costs associated with drilling. These factors are more fully described in Sonat's filings under the Securities Exchange Act of 1934.